Exhibit 99.1

NEWS RELEASE
ASCENA RETAIL GROUP, INC. APPOINTS JAY S. LEVINE AS SENIOR VICE PRESIDENT,
 CHIEF ACCOUNTING OFFICER AND CORPORATE CONTROLLER

SUFFERN, NY - APRIL 4, 2011 – Ascena Retail Group, Inc. (NASDAQ - ASNA) announces that Jay S. Levine has been appointed Senior Vice President, Chief Accounting Officer and Corporate Controller of Ascena Retail Group with responsibilities for SEC reporting, financial planning and analysis, internal controls and corporate taxes.  He will report to Armand Correia, Executive Vice President and Chief Financial Officer, effective immediately.

Mr. Levine’s executive career spans more than 20 years and includes multi-national retailing with Big 4 accounting experience.  Most recently, he was Vice President and Corporate Controller for Polo Ralph Lauren Corporation for five years, where his responsibilities included SEC reporting, financial planning and analysis, internal controls, and shared services.  Prior to joining Polo Ralph Lauren, Jay spent twelve years at Time Warner Inc. where he led Time Warner’s SEC reporting and accounting policy function for eight years and last served as Vice President and Chief Accounting Officer of its former Music division. Jay started his career and spent eight years at the public accounting firm, Ernst & Young.

Armand Correia, Executive Vice President and CFO, commented:  “We are excited to welcome Jay to our senior management team.  Jay brings with him an extensive background of retail experience, leadership and technical skills that will make him a great addition to our financial team.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. was created as public company effective January 1, 2011.  The Company is a leading national specialty retailer of apparel for women and tween girls through its wholly-owned subsidiaries, dressbarn, maurices and Justice brands. The Company operates 2,478 stores.

dressbarn stores offer casual, career, special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 829 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 761 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 888 stores in 46 states, Puerto Rico and Canada.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.
Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K/A for the year ended July 31, 2010 and Form 10-Q for the quarter ended January 29, 2011.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600